UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) October 12, 2008
NOVAVAX, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-26770	22-2816046
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
incorporation or organization)		No.)

9920 Belward Campus Drive
Rockville, Maryland	20850
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (240) 268-2000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 12, 2008, Novavax, Inc. (the “Company”) entered into an employment agreement with James Robinson, the Company’s Vice President, Technical and Quality Operations, effective as of October 2, 2008 (the “Robinson Agreement”).
Pursuant to the Robinson Agreement, Mr. Robinson is paid an annual base salary of $236,127. Under the Company’s incentive plan, Mr. Robinson is eligible to receive a target performance bonus of 40% of his base salary, or any other percentage deemed appropriate based upon Mr. Robinson’s and the Company’s achievement of certain specified goals, as determined by the President and CEO and Board of Directors, or any subcommittee thereof. The bonus may be paid out partly in cash and partly in shares of restricted stock at the discretion of the Board of Directors. Mr. Robinson also is eligible for additional stock awards based upon performance, subject to the approval of the President and CEO and the Board of Directors. Mr. Robinson also is entitled to participate in the Company’s benefits and insurance programs, including its Change of Control Severance Benefit Plan, and is entitled to four weeks of paid vacation. The Robinson Agreement terminates on October 2, 2009.
The Robinson Agreement also includes confidentiality and non-competition provisions. Mr. Robinson has agreed not to compete with the Company for a period of twelve months following termination of his employment. If Mr. Robinson is terminated without cause or if Mr. Robinson terminates his employment for good reason, he is entitled to a lump sum payment equal to twelve months of his then effective salary.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits

Exhibits	Description

10.1	Employment Agreement of James Robinson, effective October 2, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized

Novavax, Inc. (Registrant)
October 16, 2008	By:	/s/ Len Stigliano
		Name:	Len Stigliano
		Title:	Vice President, Treasurer and Chief Financial Officer